                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                               AMENDMENT NO. 1 TO
                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):          March 8, 1997
                                                 -------------------------------

                          Scotsman Industries, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



 Delaware                          1-10182                            36-3635892
--------------------------------------------------------------------------------
(State or other jurisdiction      (Commission                     (IRS Employer
 of incorporation)                 File No.)                 Identification No.)


 775 Corporate Woods Parkway, Vernon Hills, Illinois                  60061
--------------------------------------------------------------------------------
       (Address of principal executive offices)                      (Zip code)


      Registrant's telephone number, including area code:   (847) 215-4500
                                                         ------------------

                         Exhibit Index is on Page 29

                 The Current Report on Form 8-K, dated March 8, 1997, of Scotsman Industries, Inc. ("Scotsman") is hereby amended by deleting Item 7 of such report in its entirety and adding in lieu thereof the following:

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)     Financial Statements of Business Acquired.
             -----------------------------------------

             The following financial statements of Kysor Industrial Corporation and report of Coopers & Lybrand L.L.P. are filed as part of this
             Report:

             --       Consolidated Balance Sheet at December 31, 1996 and
                      1995;

             -- Consolidated Statement of Income for the Years Ended December 31, 1996, 1995 and 1994;

             -- Consolidated Statement of Shareholders' Equity at December 31, 1996, 1995 and 1994;

             -- Consolidated Statement of Cash Flows for the Years Ended December 31, 1996, 1995 and 1994;

             --       Notes to the Consolidated Financial Statements; and

             --       Report of Independent Accountants, dated February 3,
                      1997.

     (b)     Pro Forma Financial Information.
             -------------------------------

             The following pro forma financial information is filed as part of this Report:

             --       Unaudited Pro Forma Consolidated Income
                      Statement for the Year Ended December 29, 1996;

             --       Unaudited Pro Forma Consolidated Balance
                      Sheet as of December 29, 1996; and

             -- Notes to the Unaudited Pro Forma Consolidated Financial Statements.

         (c)     Exhibits:
                 --------

                 2.1 Agreement and Plan of Merger, dated as of February 2, 1997, among Scotsman, Purchaser and Kysor (incorporated by reference from Exhibit (c)(1) to Scotsman's Tender Offer Statement on Schedule 14D-1 filed by Scotsman with the Securities and Exchange Commission ("SEC") on February 7, 1997 (the "Schedule 14D-1")).

                 2.2 First Amendment to Agreement and Plan of Merger, dated as of March 7, 1997, among Scotsman, Purchaser and Kysor (previously filed as an Exhibit to this Form 8-K).

                 23       Consent of Coopers & Lybrand L.L.P.

                 99 Press Release of Scotsman, dated March 10, 1997 (incorporated by reference from Exhibit (a)(15) to Amendment No. 5 to the Schedule 14D-1, filed by Scotsman with the SEC on March 10, 1997).

                          KYSOR INDUSTRIAL CORPORATION
                           Consolidated Balance Sheet
                                At December 31,


                                                                               1996                1995
                                                                               ----                ----
ASSETS
CURRENT ASSETS
Cash and equivalents                                                     $  8,353,855         $  15,746,157
Accounts receivable less $1,212,000 and  $1,431,000 allowance
   for doubtful accounts                                                   34,654,123            31,534,632
Inventory                                                                  26,899,996            19,421,832
Prepaid expenses                                                              928,351             1,445,000
Deferred income taxes                                                       4,927,000             6,182,000
                                                                         ------------         -------------
TOTAL CURRENT ASSETS                                                       75,763,325            74,329,621

PROPERTY, PLANT AND EQUIPMENT
Land                                                                        2,590,094             2,565,775
Buildings                                                                  22,136,202            21,248,181
Machinery and equipment                                                    34,613,964            29,384,546
                                                                         ------------         -------------
                                                                           59,340,260            53,198,502
Less accumulated depreciation                                             (29,608,379)          (26,084,694)
                                                                         ------------         -------------
TOTAL PROPERTY, PLANT AND EQUIPMENT                                        29,731,881            27,113,808

INVESTMENT IN AFFILIATE                                                    18,844,774                     -

OTHER ASSETS
Goodwill, patents and other intangibles, net of amortization
   of $1,310,310 and $625,987                                               6,474,085             3,001,722
Cash value of officers' life insurance                                     11,929,773            11,003,100
Deferred income taxes                                                       4,667,000             3,902,000
Miscellaneous receivables and other assets                                  2,995,387             1,818,545
                                                                         ------------         -------------
TOTAL OTHER ASSETS                                                         26,066,245            19,725,367
                                                                         ------------         -------------

NET ASSETS OF DISCONTINUED TRANSPORTATION
   PRODUCTS  SEGMENT                                                       38,655,539            34,798,818
                                                                         ------------         -------------

TOTAL ASSETS                                                             $189,061,764         $ 155,967,614
                                                                         ============         =============

The accompanying notes are an integral part of the consolidated financial statements.

                          KYSOR INDUSTRIAL CORPORATION
                     Consolidated Balance Sheet (continued)
                                At December 31,

                                                                               1996                1995
                                                                               ----                ----
LIABILITIES
CURRENT LIABILITIES
Current maturities of long-term debt                                   $    5,798,924          $   4,256,636
Accounts payable                                                           14,045,982             14,041,687
Accrued income taxes payable                                                1,811,602                      -
Accrued expenses and contingent liabilities                                16,928,179             19,429,190
                                                                       --------------          -------------
TOTAL CURRENT LIABILITIES                                                  38,584,687             37,727,513

Long-term debt, less current maturities                                    32,821,534             25,388,991
Accumulated postretirement benefit obligation                               2,891,879              2,731,806
Other long-term liabilities                                                11,354,940              9,883,751
                                                                       --------------          -------------
TOTAL LIABILITIES                                                          85,653,040             75,732,061


PREFERRED SHAREHOLDERS' EQUITY
Employee Stock Ownership Plan Preferred Stock, shares
   authorized 5,000,000; outstanding  786,869 and 797,517
   stated value of $24.375 per share                                       19,179,931             19,439,472
Unearned deferred compensation under Employee Stock
   Ownership Plan                                                         (12,935,432)           (14,446,112)
                                                                       --------------          -------------
TOTAL PREFERRED SHAREHOLDERS' EQUITY                                        6,244,499              4,993,360

COMMON SHAREHOLDERS' EQUITY
Common stock, $1 par value, shares authorized 30,000,000,
   outstanding 5,934,724 and 5,639,028                                      5,934,724              5,639,028
Additional paid-in capital                                                  8,741,604              3,645,084
Retained earnings                                                          82,343,144             66,530,997
Translation adjustment                                                      1,191,456                483,343
Notes receivable-common stock 77,288 and 78,009 shares                     (1,046,703)            (1,056,259)
                                                                       --------------          -------------
TOTAL COMMON SHAREHOLDERS' EQUITY                                          97,164,225             75,242,193
                                                                       --------------          -------------
 TOTAL EQUITY                                                             103,408,724             80,235,553
                                                                       --------------          -------------


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $  189,061,764          $ 155,967,614
                                                                       ==============          =============

                          KYSOR INDUSTRIAL CORPORATION
                        Consolidated Statement of Income
                            Years Ended December 31,

                                                                     1996            1995           1994
                                                                     ----            ----           ----
SALES AND REVENUES
Net sales                                                       $245,062,236    $207,215,463   $164,606,458
Interest and other revenues                                        2,399,334       2,395,323      1,718,786
                                                                ------------    ------------   ------------
TOTAL SALES AND REVENUES                                         247,461,570     209,610,786    166,325,244
                                                                ------------    ------------   ------------
COSTS AND EXPENSES
Cost of sales                                                    185,253,069     159,460,217    128,630,810
Selling and administrative expenses                               39,035,732      37,329,235     32,253,125
Interest expense                                                   1,335,865         913,921      1,175,547
Loss on disposition of foreign operation                                   -       9,335,104              -
Other (income) expense                                            (1,941,616)      1,714,893      1,595,026
                                                                ------------    ------------   ------------

TOTAL COSTS AND EXPENSES                                         223,683,050     208,753,370    163,654,508
                                                                ------------    ------------   ------------
INCOME FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                            23,778,520         857,416      2,670,736
Income taxes                                                       8,650,000      (4,695,000)       870,000
                                                                ------------    ------------   ------------

INCOME FROM CONTINUING OPERATIONS                                 15,128,520       5,552,416      1,800,736
Operations of Discontinued Transporation Segment, net
   of income taxes of $2,650,000, $6,810,000
   and  $7,180,000, respectively                                   5,416,360      11,876,247     11,473,845
                                                                ------------    ------------   ------------

NET INCOME                                                      $ 20,544,880    $ 17,428,663   $ 13,274,581
                                                                ============    ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

KYSOR INDUSTRIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Shareholders' Equity

                                                       Unearned
                                                       Deferred                Additional
                                           Preferred   Compensation  Common    Paid-In             Retained     Translation
                                            Stock        ESOP        Stock     Capital             Earnings     Adjustment
                                           ---------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993               $19,747,731 ($16,174,952)  $5,467,840  $3,386,004        $43,997,461    $285,705

Employee Stock Ownership Plan,
deferred compensation earned                              864,420
Purchase of common stock,
returned to an unissued status
(24,292 shares)                                                        (24,292)   (468,710)
Preferred stock distributions
(6,610 shares for 9,463 shares
of common)                                  (161,134)                    9,463     156,735
Exercise of employee stock
options, 187,870 shares
issued                                                                 187,870   2,312,307
Collections of notes
receivable
Translation adjustment on
investments in foreign
subsidiaries                                                                                                      521,246
Net income                                                                                         13,274,581
Preferred stock dividends
(net of income tax benefit
of $598,000)                                                                                         (979,580)
Common dividends declared,
$ .51 per share                                                                                    (2,849,427)
                                  ------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994               $19,586,597 ($15,310,532)  $5,640,881  $5,386,336        $53,443,035    $806,951

Employee Stock Ownership Plan,
deferred compensation earned                              864,420
Purchase of common stock,
returned to an unissued
status (276,178 shares)                                               (276,178) (5,528,670)
Preferred stock distributions
(6,036 shares for 7,148 shares
of common)                                  (147,125)                    7,148     139,545
Exercise of employee stock
options, 267,177 shares issued                                         267,177   3,647,873
Collections of notes receivable
Translation adjustment on
investments in foreign
subsidiaries                                                                                                     (323,608)
Net income                                                                                         17,428,663
Preferred stock dividends
(net of income tax benefit
of $580,000)                                                                                         (987,047)
Common dividends declared,
$ .60 per share                                                                                    (3,353,654)
                                  ------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995               $19,439,472 ($14,446,112)  $5,639,028  $3,645,084        $66,530,997    $483,343

Employee Stock Ownership Plan,
deferred compensation earned                            1,510,680
Preferred stock distributions
(10,648 shares for 10,803 shares
of common)                                  (259,541)                   10,803     259,394
Exercise of employee stock
options, 284,893 shares issued                                         284,893   4,837,126
Collections of notes receivable
Translation adjustment on
investments in foreign
subsidiaries and affiliates                                                                                       708,113
Net income                                                                                         20,544,880
Preferred stock dividends
(net of income tax benefit
of $590,000)                                                                                         (966,179)
Common dividends declared,
$ .645 per share                                                                                   (3,766,554)
                                  ------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996               $19,179,931 ($12,935,432)  $5,934,724  $8,741,604        $82,343,144  $1,191,456
                                  ==========================================================================================

                                                             Notes             Unearned          Total
                                                           Receivable-         Deferred          Share-
                                                             Common            Compensation      holders'
                                                             Stock               ESOP            Equity
                                                          --------------------------------------------------
BALANCE, DECEMBER 31, 1993                                 ($1,319,260)       ($697,453)         $54,693,076

Employee Stock Ownership Plan,
deferred compensation earned                                                    348,727            1,213,147
Purchase of common stock,
returned to an unissued status
(24,292 shares)                                                                                     (493,002)
Preferred stock distributions
(6,610 shares for 9,463 shares
of common)                                                                                             5,064
Exercise of employee stock
options, 187,870 shares
issued                                                                                             2,500,177
Collections of notes
receivable                                                      32,852                                32,852
Translation adjustment on
investments in foreign
subsidiaries                                                                                         521,246
Net income                                                                                        13,274,581
Preferred stock dividends
(net of income tax benefit
of $598,000)                                                                                        (979,580)
Common dividends declared,
$ .51 per share                                                                                   (2,849,427)
                                  --------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                                     ($1,286,408)   ($348,726)         $67,918,134

Employee Stock Ownership Plan,
deferred compensation earned                                                    348,726            1,213,146
Purchase of common stock,
returned to an unissued
status (276,178 shares)                                                                           (5,804,848)
Preferred stock distributions
(6,036 shares for 7,148 shares
of common)                                                                                              (432)
Exercise of employee stock
options, 267,177 shares issued                                                                     3,915,050
Collections of notes receivable                                    230,149                           230,149
Translation adjustment on
investments in foreign
subsidiaries                                                                                        (323,608)
Net income                                                                                        17,428,663
Preferred stock dividends
(net of income tax benefit
of $580,000)                                                                                        (987,047)
Common dividends declared,
$ .60 per share                                                                                   (3,353,654)
                                  --------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                     ($1,056,259)                     $ 80,235,553

Employee Stock Ownership Plan,
deferred compensation earned                                                                       1,510,680
Preferred stock distributions
(10,648 shares for 10,803 shares
of common)                                                                                            10,656
Exercise of employee stock
options, 284,893 shares issued                                                                     5,122,019
Collections of notes receivable                                      9,556                             9,556
Translation adjustment on
investments in foreign
subsidiaries and affiliates                                                                          708,113
Net income                                                                                        20,544,880
Preferred stock dividends
(net of income tax benefit
of $590,000)                                                                                        (966,179)
Common dividends declared,
$ .645 per share                                                                                  (3,766,554)
                                  --------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                                     ($1,046,703)                     $103,408,724
                                  ==========================================================================

The accompanying notes are an integral part of the consolidated financial statements.

KYSOR INDUSTRIAL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31,

                                                                      1996               1995                  1994
                                                                      ----               ----                  ----
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES:
 Income from continuing operations                               $15,128,520         $5,552,416            $1,800,736
 Adjustments to reconcile net income to
  net cash provided (used) by operating activities:
   Depreciation and amortization                                   4,852,585          3,944,499             4,388,663
   Provision for losses on accounts receivable                       368,474            276,983               688,281
   (Gain) Loss on sales of fixed assets                               64,975             15,560              (129,961)
   Undistributed earnings of affiliate                            (1,747,766)                 0                     0
   Deferred compensation (ESOP)                                    1,510,680          1,213,146             1,213,147
   Deferred income taxes                                             490,000         (2,647,000)           (1,432,000)
   Changes in assets and liabilities providing
    (consuming) cash:
     Accounts receivable                                          (1,544,323)            (4,356)           (4,019,570)
     Inventories                                                  (5,028,023)           923,692            (3,050,632)
     Prepaid expenses                                                543,944            108,037              (542,702)
     Accounts payable                                             (3,861,193)          (422,984)            2,093,555
     Accrued expenses and contingent liabilities                  (3,766,788)         2,614,862               658,159
     Accrued income taxes payable                                  4,210,458            694,591                41,901
     Other long-term liabilities                                   2,621,653          2,359,203             1,178,144
                                                                 -----------         ----------            ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES
     OF CONTINUING OPERATIONS                                     13,843,196         14,628,649             2,887,721
Cash provided (used) by operating activities of discontinued
operations                                                        11,994,531         18,290,625            10,999,658
                                                                 -----------        -----------            ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                         25,837,727         32,919,274            13,887,379
                                                                 -----------        -----------            ----------
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES:
 Additions to property, plant and equipment                       (6,934,360)        (6,420,318)           (3,107,202)
 Proceeds from sales of property and equipment                       735,235          3,821,016               897,954
 Acquisitions, net of cash acquired                                    9,316         (3,372,448)           (4,127,916)
 Investment in affiliate                                         (18,315,732)                 0                     0
 Dividends received from foreign affiliate                         2,218,723                  0                     0
 (Increase) in other long-term assets                             (2,603,514)          (376,119)           (1,799,644)
 Unrealized translation gain (loss)                                        0           (374,582)              403,761
 Investing activities of discontinued operations                 (10,235,072)        (7,963,078)           (6,211,792)
                                                                 -----------         ----------            ----------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                 (35,125,404)       (14,685,529)          (13,944,839)
                                                                 -----------        -----------            -----------
CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES:
 Current borrowings                                               13,000,000          4,482,120               625,510
 Principal payments against long-term debt                        (9,381,656)       (14,009,858)           (3,348,726)
 Proceeds from issuance of common stock                            3,466,231          2,802,766             1,767,093
 Purchase of common stock                                                  0         (5,804,848)             (493,002)
 Common stock and preferred stock dividends paid                  (5,197,493)        (4,813,484)           (4,353,866)
 Financing activities of discontinued operations                       8,293         (1,682,102)            1,303,334
                                                                 -----------         ----------            ----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                   1,895,375        (19,025,406)           (4,499,657)
                                                                 -----------        -----------            ----------
NET (DECREASE) IN CASH AND EQUIVALENTS                            (7,392,302)          (791,661)           (4,557,117)
CASH AND EQUIVALENTS AT BEGINNING OF YEAR                         15,746,157         16,537,818            21,094,935
                                                                 -----------        -----------            ----------
CASH AND EQUIVALENTS AT END OF PERIOD                            $ 8,353,855        $15,746,157           $16,537,818
                                                                 ===========        ===========           ===========

The accompanying notes are an integral part of the financial statements.

 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
================================================================================

NATURE OF OPERATIONS   Kysor Industrial Corporation is a multinational
manufacturer of refrigerated display cases, commercial refrigeration systems and insulated panels for the supermarket industry and a producer of components for the medium- and heavy-duty commercial vehicle market. The principal markets for the Company's products include the United States, Europe, South America and the Pacific Rim. Sales to major customers aggregated approximately $104 million, $72 million and $27 million for the years ended December 31, 1996, 1995 and 1994 respectively.

PRINCIPLES OF CONSOLIDATION   The consolidated financial statements include the
accounts of Kysor Industrial Corporation and all of its subsidiaries ("Kysor" or "Company").

BASIS OF PRESENTATION  In connection with the sale of the Company (see footnote
12), the net assets of the transportation products group (which was formerly
accounted for as a segment) were simultaneously sold.   The measurement date
occurred after the balance sheet date and before the issuance of the Company's financial statements and, accordingly, this segment has been reflected as a discontinued operation in the consolidated financial statements for all years presented.

CASH AND EQUIVALENTS   Kysor considers all highly-liquid debt instruments
purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES   Inventories are stated at the lower of FIFO (first in, first out)
cost or market.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION   Property, plant and equipment
are stated at cost. Depreciation is computed by the straight-line method based on the estimated useful lives of the assets which range from 3 to 40 years.

GOODWILL   Goodwill, resulting from the excess of cost over the net assets of purchased companies, is amortized on a straight-line basis over periods not exceeding 20 years.

INCOME TAXES   Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

FOREIGN CURRENCY TRANSLATION   Translation adjustments have been accumulated as
a separate component of Shareholders' Equity.

FINANCIAL INSTRUMENTS   The Company has cash, cash equivalents, and long-term
debt which are considered financial instruments. The fair values of these financial instruments, as determined through information obtained from banking sources and management estimates, approximate their carrying values.

PENSION AND RETIREMENT PLANS   Annual provisions for pension and retirement
plan costs recognize amortization of prior service costs over the expected service period of active employees. Accrued pension costs are funded annually to the extent deductible for federal income tax purposes.

================================================================================

Postretirement health and life insurance benefits are accounted for in accordance with Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions".

ENVIRONMENTAL COSTS    Environmental expenditures that relate to an existing
condition caused by past operations, and do not contribute to current or future revenues, are expensed. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with Kysor's commitment to a formal plan of action.

ESTIMATES   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT PROFESSIONAL ACCOUNTING STANDARDS The Company adopted the provisions of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of", and SFAS No. 123, "Accounting for Stock-Based Compensation", effective January 1, 1996. As permitted by SFAS 123, the Company has elected to continue to measure stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees". The adoption of SFAS 121 and SFAS 123 did not have a material impact on the financial position or the results of operations of the Company.

NOTE 2.  INVENTORY
--------------------------------------------------------------------------------

Components of Inventory are as follows at December 31,
(Amounts in thousands)                                                               1996               1995
--------------------------------------------------------------------------------------------------------------
Finished goods                                                                   $    6,381         $    4,406
Work-in-process                                                                       7,631              5,512
Raw materials                                                                        12,887              9,504
--------------------------------------------------------------------------------------------------------------
                                                                                 $   26,899         $   19,422
--------------------------------------------------------------------------------------------------------------


NOTE 3.  ACCRUED EXPENSES AND CONTINGENT LIABILITIES
=============================================================================

Components of Accrued Expenses and Contingent Liabilities are as follows at December 31:

(Amounts in thousands)                                                              1996              1995
--------------------------------------------------------------------------------------------------------------
Workers' compensation and liability insurance                                    $    4,491         $    4,341
Compensation                                                                          5,348              4,664
Warranty                                                                              1,317              1,220
Litigation                                                                            1,010              1,682
Other                                                                                 4,762              7,622
--------------------------------------------------------------------------------------------------------------
Total Accrued Expenses and Contingent Liabilities                                $   16,928         $   19,429
==============================================================================================================

NOTE 4.  FINANCING
================================================================================

(Amounts in thousands)   YEARS ENDED DECEMBER 31,                                       1996            1995
---------------------------------------------------------------------------------------------------------------
Long-term debt consists of the following:

Term note, $750 quarterly principal payments,
     plus fixed interest rate at 9.9%                                             $     6,000     $      9,000
Loan agreement for Kysor Industrial Corporation
     Employee Stock Ownership Plan, $1,250 semiannual
     principal payments, plus fixed interest rate at 8.36%                             18,750           20,000
Revolving Credit Facility                                                              13,000                -
Other, principal payments due in 1997, plus interest at
     rates ranging from 5.0% to 9.2%                                                      871              646
---------------------------------------------------------------------------------------------------------------
                                                                                       38,621           29,646
Less current maturities                                                                 5,799            4,257
---------------------------------------------------------------------------------------------------------------

Total Long-Term Debt                                                              $    32,822     $     25,389
===============================================================================================================


At December 31, 1996, the Company maintained revolving credit agreements with two banks which provide for borrowings up to $30 million. Interest rates are fixed at the date of borrowing based on current LIBOR rates plus a spread of
 .375%. An annual commitment fee of .1875% is paid on the unused balance. The Company has an interest rate swap under which the variable rate of interest on the term note is converted to a fixed rate of 9.4% plus a spread of .50%. The weighted average variable rate of interest received and paid is equal to the three-month LIBOR (5.56% at December 31, 1996) and is reset quarterly. The term of the swap matches the maturity of the corresponding term note.

During the years ended December 31, 1996 and 1995, there was no short-term debt.

Aggregate maturities of obligations under long-term debt, during the next five years ended December 31, are as follows:

(Amounts in thousands)                                   1997       1998         1999         2000         2001
---------------------------------------------------------------------------------------------------------------
Maturities of long-term debt                       $    5,799   $  5,974     $  2,996    $   2,596    $  2,500
---------------------------------------------------------------------------------------------------------------



Interest paid was $1,953,000, $1,763,000, and $2,105,000 for the years ended December 31, 1996, 1995, and 1994 respectively.


NOTE 5.  STOCK OPTION PLANS
================================================================================

The Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", effective with the 1996 financial statements. The Company, however, has elected to measure compensation cost using the intrinsic value method, in accordance with APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees."

================================================================================

As of December 31, 1996, Kysor administered its 1980 Nonqualified Stock Option Plan; 1983 Incentive Stock Option Plan; 1984 Stock Option Plan; 1987 Stock Option and Restricted Stock Plan; and 1993 Long-Term Incentive Plan. All outstanding options granted prior to January 1, 1990 are currently exercisable. All options granted after January 1, 1990 vest at the rate of 20% at date of grant and 20% each year thereafter, except for the final 20% which vests only upon exercise and retention for one year of the entire vested 80%.

Under the 1987 Stock Option and Restricted Stock Plan, the Company granted key employees and directors 13,500 and 6,000 shares of common stock during 1996 and 1995, respectively. Under the 1993 Long-term Incentive Plan, the Company has made available for key employees and directors 225,250 and 226,000 shares of common stock during 1996 and 1995, respectively. Under the 1987 Stock Option Plan, 9,316 and 1,516 remained available for grant as of December 31, 1996 and 1995, respectively. Under the 1993 Long-Term Incentive Plan, 459,100 and 639,000 remained available for grant as of December 31, 1996 and 1995, respectively.

Information concerning stock options is as follows:


                                                 1996                      1995                     1994
                                                SHARES                    Shares                   Shares
                                                ------      WEIGHTED-     ------      Weighted-    ------     Weighted-
                                                             AVERAGE                  Average                  Average
                                                            EXERCISE                  Exercise                Exercise
                                                              PRICE                    Price                    Price
                                                              -----                    -----                    -----
Outstanding at beginning of period              1,582,120      $15.65     1,731,000     $14.19    1,732,300      $13.40
   New grants (based on fair value of
   Common Stock at dates of grant)                238,750       22.89       232,000      22.61      221,000       16.63
   Terminated and expired                         (71,970)      17.66        (9,510)     11.97       (8,030)       8.60
   *Exercised                                    (327,670)      14.02      (371,370)     13.29     (214,270)      10.54
 **Outstanding at end of period                 1,421,230       17.14     1,582,120      15.65    1,731,000       14.19
   Outstanding but not exercisable                530,850       19.07       552,590      18.05      571,070       14.78
Exercisable at end of period                      890,380       15.83     1,029,530      14.36    1,159,930       13.90

* Exercised at option prices ranging from $7.25 to $22.5625 during 1996, $7.25 to $22.5625 during 1995, and $7.25 to $18.9375 during 1994.

** Outstanding shares have option prices ranging from $7.25 to $29.00 per share. At December 31, 1996, the weighted-average remaining contractual life relating to the outstanding shares was 5.80 years.

The fair value of each option grant was estimated as of date of grant using the Black-Scholes option-pricing model with the following assumptions used for options granted in:

                                                                    1996                      1995
                                                                    ----                      ----
    Estimated fair value per share of
      options granted during the year                             $   6.70                 $   7.48
    Assumptions:
      Annualized dividend yield                                       2.50%                    2.50%
      Common Stock price volatility                                  27.17%                    27.19%
      Risk-free rate of return                                        5.71%                    7.33%
      Expected option term (in years)                                 6.25                     6.25


================================================================================


The Company has elected to continue applying the provisions of APB 25 and, accordingly, no stock option compensation cost is included in income for the 1980, 1983, 1984, 1987, and 1993 Plans. Had stock option compensation cost for these Plans been determined based on the fair value at the 1996 and 1995 grant dates for awards under those Plans consistent with the methodology of SFAS 123, the Company's net income would have been reduced to the pro forma amounts indicated below:




                                                             1996                              1995
                                                 -----------------------------      ------------------------------
                                                      As                 Pro            As               Pro
                                                   Reported             Forma        Reported           Forma
                                                   --------             -----        --------           -----
Net income (in thousands)                        $   20,545         $  20,102       $  17,429       $   16,775


NOTE 6.  ACQUISITIONS AND DIVESTITURES
================================================================================


On March 19, 1996, Kysor acquired certain assets and assumed certain liabilities of Nax of North America (NAX), located in Des Moines, Iowa. NAX is a manufacturer and assembler of European style deli cases and hot food cases sold to the supermarket and fast food industries.

On February 14, 1996, the Company purchased 24.255% of the outstanding shares of Austral Refrigeration Pty. Ltd. (Austral), headquartered in Sydney, Australia. Austral is the parent company of Kysor/Warren Australia Pty. Ltd. which has been a licensee and manufacturer of Kysor refrigerated display cases for over 25 years. Also included as a part of Austral is a group of businesses that perform installation and maintenance of refrigeration products throughout Australia and other Asian markets.

The following unaudited proforma consolidated information gives effect to the acquisition of Austral as if the acquisition had occurred on January 1 of the respective period. Unaudited consolidated proforma income from operations before income taxes approximates $24 million and $5.2 million for the year ended December 31, 1996 and 1995 and proforma consolidated net income approximates $20.7 million and $20.0 million for the respective periods.

           The Company's share of Austral's income is recorded using the "equity method" of accounting and aggregated $1.7 million in 1996 and is included in other (income)/expense in the accompanying consolidated statement of income.

           Summarized financial information of the unconsolidated company as
           of and for the year ended December 31, 1996:   (amounts in thousands)

Current assets                                               $      35,804
Non-current assets                                                  17,354
Current liabilities                                                 22,298
Non-current liabilities                                              1,259
Revenues                                                     $      98,579
Income before taxes                                                 15,187
Net income                                                           9,380


================================================================================


           The difference between the Company's recorded investment in affiliate and it's proportionate share of Austral's net assets relates primarily to goodwill included in the investment.

On October 2, 1995, the Company acquired substantially all of the assets and assumed certain liabilities of Cooler Technology, Inc. (Cool-Tech) located in Puyallup, Washington. Cool-Tech manufactures insulated panels and doors for the supermarket and food service industries. On October 4, 1995, Kysor acquired certain assets and assumed certain liabilities of Bangor Refrigeration Corporation (Bangor) located in South Bend, Indiana. Bangor is a manufacturer of specialty refrigeration display cases and walk-in coolers for grocery stores, convenience stores and the food service industry. The 1995 acquisitions did not have a material impact on the operations of the Company.

On February 4, 1994, Kysor acquired certain assets and assumed certain liabilities of Kalt Manufacturing Company, Inc. (Kalt), located in Portland, Oregon. Kalt manufactures insulated panels and doors for the supermarket and convenience store industries and also has a manufacturing facility in Goodyear, Arizona. The acquisition did not have a material impact on the operations of the Company.

The NAX, Kalt, Cool-Tech and Bangor acquisitions were all accounted for as purchases and, accordingly, the results of operations of each entity have been included in the Consolidated Statement of Income since their respective acquisition dates. The excess of the purchase price over the estimated fair value of the net assets acquired for each transaction is being amortized on a straight-line basis over periods ranging from 10 to 15 years.

On December 14, 1995, Kysor sold the assets of its German subsidiary, Kysor/Warren Refrigeration, GmbH, in exchange for the assumption of certain liabilities. After several years of significant operating losses, the operation was sold to existing German management. The transaction resulted in a loss on disposition of $9.3 million and a tax benefit of $8.8 million.


NOTE 7.  PREFERRED STOCK
================================================================================

On February 24, 1989, Kysor sold 820,513 shares of newly issued 8% cumulative Series A Convertible Voting preferred stock, $24.375 stated value per share (the "convertible stock"), to the Kysor Industrial Corporation Employee Stock Ownership Plan (the "ESOP"). The convertible stock may be voluntarily converted at the option of the holder, unless previously redeemed, into shares of Kysor Industrial Corporation common stock (the "common stock") on a one-for-one basis, subject to certain antidilution adjustments, and will convert automatically into common stock (in certain instances subject to a conversion floor equal to liquidation value of $24.375 per share, plus accrued and unpaid dividends) if transferred to a holder other than the ESOP or another Kysor Industrial Corporation employee benefit plan. The convertible stock is subject to redemption by the Company. Each share of convertible stock entitles its holder to one vote on all matters submitted for a vote of shareholders, again subject to possible antidilution adjustments. The convertible stock ranks senior to the common stock and is at least on a parity with any other series of preferred stock that may be subsequently issued.

Preferred Stock issued and outstanding was 786,869 and 797,517 shares at December 31, 1996 and 1995, respectively. Preferred shares allocated to ESOP participants were 61,977 and 35,463 for each of the years ended December 31, 1996 and 1995, respectively.

NOTE 8.  PENSION AND RETIREMENT PLANS
================================================================================

Kysor has several noncontributory defined benefit pension plans and defined contribution plans covering substantially all of its domestic employees. The defined benefit plans provide benefits based on the participants' years of service and compensation or stated amounts for each year's service. The Company's funding policy is to make annual contributions as required by contract or applicable regulations.

The pension cost components were:

(Amounts in thousands) YEARS ENDED DECEMBER 31,                       1996              1995            1994
----------------------------------------------------------------------------------------------------------------
Defined Benefit Plans:
    Service cost benefits earned during period                    $   1,558        $   1,247        $   1,327
    Interest cost on projected benefit obligation                     2,731            2,458            2,255
    Actual investment return on plan assets                          (3,420)          (6,019)             731
    Net amortization and deferral                                     1,989            5,415           (3,069)
    ------------------------------------------------------------------------------------------------------------
           Net periodic pension cost                              $   2,858         $  3,101         $  1,244
           -----------------------------------------------------------------------------------------------------


Assumptions used in the accounting were:

YEARS ENDED DECEMBER 31,                                               1996             1995             1994
----------------------------------------------------------------------------------------------------------------
Discount rates                                                           7.5%             7.5%             8.0%
Rates of increase in compensation levels                                 4.8%             4.8%             4.9%
Expected long-term rate of return on assets                              8.0%             8.0%             8.0%
----------------------------------------------------------------------------------------------------------------


The following table sets forth the funded status and amounts recognized in the Company's statement of financial position for defined benefit plans:

(Amounts in thousands) YEARS ENDED DECEMBER 31,                   1996                          1995

                                                             PLANS IN WHICH                Plans in Which
                                                             --------------                --------------
                                                            ASSETS         ACCUM.         Assets        Accum.
                                                            EXCEED       BENEFITS         Exceed      Benefits
                                                            ACCUM.         EXCEED         Accum.        Exceed
                                                          BENEFITS         ASSETS       Benefits        Assets
                                                     ------------------------------------------------------------
Actuarial present value of benefit obligations:

  Vested benefit obligation                          $    (21,048)  $     (7,881)  $    (18,191)   $    (6,617)
                                                     ============================================================

  Accumulated benefit obligation                     $    (22,624)  $    (10,637)  $    (19,414)   $    (8,590)
                                                     ============================================================

  Projected benefit obligation                       $    (26,993)  $    (12,300)  $    (22,710)   $  (10,156)

  Plan assets at fair market value                         33,487              -         30,387             -
                                                     ------------------------------------------------------------
  Projected benefit obligation (in
    excess of) or less than plan assets                     6,494        (12,300)         7,677       (10,156)
  Unrecognized net (gain) or loss                          (4,051)         3,340         (5,061)        2,810
  Prior service cost not yet recognized
    in net periodic pension cost                              973            284            653           334
  Unrecognized net (asset) obligation
    at January 1,                                           ( 551)           352          ( 661)          440
                                                     ------------------------------------------------------------
  Pension asset (liability) recognized in
    the statement of financial position              $      2,865   $     (8,324)  $      2,608    $    (6,572)
                                                     ============================================================

================================================================================

At both December 31, 1996 and 1995, 100 percent of plan assets was invested in publicly traded stocks, bonds, and money market investments.

In 1985, Kysor adopted a nonqualified, unfunded supplemental executive retirement plan for senior management. Kysor has purchased life insurance policies on the lives of participants and is the sole owner and beneficiary of such policies. The amount of coverage is designed to provide sufficient revenues to cover all costs of the plan if the assumptions made as to mortality experience, policy earnings, and other factors are realized. The Company is charging earnings with the present value of the future cost of the plan over the remaining working life of the participants. The above tables include information related to this plan.

In September 1985, Kysor established an Employee Stock Ownership Plan ("ESOP") and trust for its domestic salaried employees. The ESOP authorized the trust to borrow $3,487,000 from a bank in September 1985. The proceeds were used to purchase 357,668 shares of common stock at $9.75 per share, that being the mean market price on the New York Stock Exchange on August 22, 1985, the day preceding the date the transaction was agreed upon. The loan obligation was paid in full during 1996.

In February 1989, Kysor expanded the ESOP with the sale to the ESOP of $20 million of newly issued Series A Convertible Voting preferred stock from the Company (see Note 7). The ESOP purchase of preferred stock was financed by a loan from the Company which issued a $20 million, 15-year ESOP note to raise the necessary funds. In 1996, 1995 and 1994, dividends on Preferred Stock of $1,556,000, $1,567,000, and $1,578,000 plus interest expense of $116,000,
$111,000, and $101,000, respectively, were used to service the debt obligation related to the ESOP. The Company amortized unearned deferred compensation relating to the shares allocated for the year as a percentage of the total shares to be allocated of $1,512,000 in 1996 and $864,000 in 1995 and 1994.


POSTRETIREMENT HEALTH AND LIFE INSURANCE BENEFITS


Kysor provides certain defined health care and life insurance benefits for retired employees. All salaried and certain hourly employees may become eligible for these benefits if they reach retirement age while working for the Company. Retiree benefit payments under these programs were $187,000, $307,000 and $164,000 in 1996, 1995, and 1994, respectively.


The components of periodic expenses for the postretirement benefits were as follows:


(Amounts in thousands)    YEARS ENDED DECEMBER 31,                      1996                     1995
-------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the year                      $    118                $      91
Interest cost on accumulated postretirement benefit obligation           252                      253
Net amortization                                                         (10)                      (7)
-------------------------------------------------------------------------------------------------------
Net periodic benefit costs                                          $    360                $     337
=======================================================================================================

================================================================================


The actuarial and recorded liabilities for those postretirement benefits, none of which have been funded, were as follows:


(Amounts in thousands)    YEARS ENDED DECEMBER 31,                          1996             1995
-----------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO):
         Retirees                                                   $      1,503       $    1,580
         Fully eligible active plan participants                             661              575
         Other active participants                                         1,403              966
         ---------------------------------------------------------------------------------------------------
         Total APBO                                                        3,567            3,121
         Fair market value of plan assets                                      -                -
         ---------------------------------------------------------------------------------------------------
         Accumulated postretirement benefit obligation in
            excess of plan assets                                          3,567            3,121
         Unrecognized net  (loss)                                           (856)            (389)
         ---------------------------------------------------------------------------------------------------
Accrued postretirement benefit liability at December 31,            $      2,892       $    2,732
============================================================================================================




Assumptions used to determine the net periodic postretirement benefit cost were:

YEARS ENDED DECEMBER 31,                                                    1996             1995
-------------------------------------------------------------------------------------------------------------
Discount rate                                                                7.5%            7.5%
Present health care trend rate (decreasing uniformly to the
   year 2005)
         Under age 65                                                        8.45%           8.9%
         Age 65 and older                                                    7.12%           7.4%
Ultimate trend rate in 2005                                                  5.0%            5.5%
=============================================================================================================



A 1% increase each year in the health care cost trend rate used would have resulted in a 10.6% increase in the aggregate service and interest components of expense for the year ended December 31, 1996, and a 8.2% increase in the accumulated postretirement benefit obligation at December 31, 1996.

The Company has a continuing deferred compensation arrangement with Raymond A. Weigel, former chairman, which provides for annual payments of $350,000.

NOTE 9.  LEASE COMMITMENTS
================================================================================


Kysor leases certain real estate and equipment. In most cases, management expects that in the normal course of business these leases will be renewed and replaced by other leases. Kysor has future minimum rental payments required through 2001 under operating leases that have initial or remaining

================================================================================


noncancelable lease terms in excess of one year in the following amounts, for the years ended December 31:


(Amounts in thousands)                     1997             1998             1999             2000         2001
----------------------------------------------------------------------------------------------------------------
Future minimum rental
 payments                             $     961        $     850        $     699        $     616    $    150
----------------------------------------------------------------------------------------------------------------



In addition to fixed rentals, certain of these leases requires Kysor to pay maintenance, property taxes, and insurance. Rental expense charged to operations is as follows, for the years ended December 31:



(Amounts in thousands)                                      1996                   1995                    1994
----------------------------------------------------------------------------------------------------------------
Minimum rentals                                        $   1,749               $  1,739               $  1,758



NOTE 10.  INCOME TAXES
================================================================================

The provision (credit) for income tax consists of the following:



(Amounts in thousands) YEARS ENDED DECEMBER 31,                                 1996         1995           1994
-----------------------------------------------------------------------------------------------------------------
Currently payable
      Federal                                                             $    7,056     $(2,896)     $   1,525
      State and local                                                            997         727            275
      Foreign                                                                    107         121            102
      -----------------------------------------------------------------------------------------------------------
      Total currently payable                                                  8,160      (2,048)         1,902
      -----------------------------------------------------------------------------------------------------------
Deferred
      Federal                                                                    479      (2,381)          (908)
      State,  local and foreign                                                  (11)       (266)          (124)
      -----------------------------------------------------------------------------------------------------------
      Total deferred                                                             490      (2,647)        (1,032)
      -----------------------------------------------------------------------------------------------------------
Total Provision                                                            $   8,650     $ (4,695)    $     870
=================================================================================================================

The components of deferred income tax assets and liabilities are as follows:

(Amounts in thousands) YEARS ENDED DECEMBER 31,                                  1996         1995           1994
-------------------------------------------------------------------------------------------------------------------
GROSS DEFERRED TAX ASSETS:
Employee benefit plans                                                     $    5,750    $   4,798    $     3,891
Postretirement health care                                                      1,096        1,035            983
Workers' compensation/liability insurance                                       1,659        1,603          1,549
Warranty                                                                          471          462            353
Service contract                                                                  777          829            876
Bad debts                                                                         360          530            453
Vacation pay                                                                      374          329            295
Slow-moving inventory                                                             576          288            286
Alternative minimum tax                                                             -          400             -
Litigation                                                                        269          286            357
Other                                                                           1,365        2,565          1,217
-------------------------------------------------------------------------------------------------------------------
    Total Deferred Tax Assets                                                  13,297       13,125         10,260
-------------------------------------------------------------------------------------------------------------------
GROSS DEFERRED TAX LIABILITIES:
Depreciation                                                                    2,125        2,169          1,984
Pension                                                                           969          872            838
Other                                                                               9            -              1
-------------------------------------------------------------------------------------------------------------------
    Total Deferred Tax Liabilities                                              3,103        3,041          2,823
-------------------------------------------------------------------------------------------------------------------
Net Deferred Income Tax Asset                                              $    9,594    $  15,084    $     7,437
===================================================================================================================


Major differences between the income taxes computed, using the United States statutory tax rate and the actual income tax expense, were as follows:

(Amounts in thousands) YEARS ENDED DECEMBER 31,                                 1996         1995           1994
------------------------------------------------------------------------------------------------------------------
Federal income taxes at statutory rate                                     $ 8,332     $    292       $      936
Net nondeductible losses (nontaxable income) related
    to foreign subsidiaries and other foreign expenses                           -        3,959              376
Tax benefit related to disposition of foreign operation                          -       (8,842)               -
State and local income taxes (net of federal benefit)                          645          301               98
Life insurance                                                                (150)        (147)            (172)
Other                                                                         (177)        (258)            (368)
------------------------------------------------------------------------------------------------------------------
    Provision for Income Taxes                                             $ 8,650     $   4,695      $      870
==================================================================================================================


Income taxes paid (net of refunds) were $6,861,548, $4,273,000, and $10,195,000 for the years ended December 31, 1996, 1995, and 1994, respectively. Domestic operations contributed a profit of $28,998,000, $24,911,000, and $23,321,000 to income before income taxes for 1996, 1995 and 1994, respectively. Foreign operations contributed a profit (loss) of $1,099,000, ($5,368,000), and ($1,996,000), for the same periods. Income tax benefits of $1,676,000, $1,342,000, and $771,000 have been credited to shareholders' equity for the years ended December 31, 1996, 1995, and 1994, respectively, for deemed compensation deductions attributable to stock options. Income tax benefits of $590,000, $580,000, and $598,000 for preferred stock dividends related to the Company's ESOP have been credited to shareholders' equity in 1996, 1995, and 1994, respectively.

NOTE 11.  CONTINGENT LIABILITIES
================================================================================


As previously reported, the Company has been involved in ongoing proceedings relating to environmental contamination at the Cadillac Industrial Park in Cadillac, Michigan (the "Site"). A U.S. EPA administrative order was issued in 1995 to the Company and other potentially responsible parties (PRPs) requiring soil and groundwater remediation at the Site. It is intended that the remediation will be conducted through a joint effort involving other PRPs and a Local Development Finance Authority established by the City of Cadillac ("LDFA"), which has sold approximately $7 million of nonrecourse bonds to pay the anticipated capital costs of constructing an area-wide environmental cleanup facility. The Company believes that the bond proceeds received by the LDFA will be adequate to cover the capital costs of the area-wide cleanup facility. If the proceeds are insufficient to pay the required capital costs, Kysor and the other PRPs would be responsible for the additional costs pursuant to the pending administrative order. It is anticipated that operating and maintenance costs of the cleanup facility will be shared primarily by the PRPs, including Kysor, as well as other parties within the Cadillac Industrial Park pursuant to a special assessment district proposed by the City of Cadillac.
The extent of any assessment to Kysor cannot be determined at the present time. The Company has reserved its right to seek mixed funding for certain costs related to the cleanup, and will continue to pursue insurance coverage for any costs it may incur at the Site. There still has been no determination as to the availability or extent of such funding or insurance coverage.

Other contingent liabilities include various legal actions, proceedings and claims which are pending or which may be instituted or asserted in the future against the Company. For example, in 1994 the Company settled a lawsuit filed by the State of Michigan seeking to recover past response costs, penalties and natural resource damages concerning the Site described above. That settlement did not affect the State's right to pursue additional claims for natural resource damages if certain additional contamination is discovered. To the Company's knowledge, at this juncture such additional contamination has not been detected. Litigation is subject to many uncertainties, the outcome of individual matters is not predictable with assurance and it is reasonably possible that some of these other legal actions, proceedings and claims could be decided unfavorable to the Company. Although the liability with regard to these matters at December 31, 1996 cannot be ascertained, it is the opinion of management, after conferring with counsel, that any liability resulting from these other matters should not materially affect the consolidated financial position, results of operation, or liquidity of the Company and its subsidiaries at December 31, 1996.


NOTE 12 SUBSEQUENT EVENT (UNAUDITED)
================================================================================

In March of 1997, the Company's common and preferred stock was acquired by Scotsman Industries, Inc. ("Scotsman") for an aggregate purchase price of $309 million. Concurrent with the transaction, Scotsman sold the Transportation Products Group (which was formerly reported as a segment) to a third party for an aggregate purchase price of $86 million plus the assumption of certain liabilities. The Transportation Products Group ("TPG") had revenues of $136,229,237, $154,690,727, and $148,054,042 at December 31, 1996, 1995 and
1994, respectively. Interest expense of Kysor has been allocated to TPG based on the ratio of net assets of TPG to the sum of consolidated net assets and debt of Kysor.

================================================================================



The following is a summary of assets and liabilities of the TPG which have been classified as a discontinued operation in the accompanying consolidated financial statements:

(Amounts in thousands)   Years Ended December 31,                                1996                     1995
------------------------------------------------------------------------------------------------------------------
Current assets                                                             $     34,177             $      34,507
Net fixed assets                                                                 27,986                    21,447
Other noncurrent assets                                                           8,713                    10,250
------------------------------------------------------------------------------------------------------------------
      Subtotal assets                                                            70,876                    66,204
------------------------------------------------------------------------------------------------------------------

Current liabilities                                                              19,035                    19,069
Noncurrent liabilities                                                           13,785                    12,936
------------------------------------------------------------------------------------------------------------------
      Subtotal liabilities                                                       32,820                    32,005
------------------------------------------------------------------------------------------------------------------

Net assets of discontinued Transportation segment                          $     38,056             $      34,199
==================================================================================================================

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Scotsman Industries, Inc.:

We have audited the accompanying consolidated balance sheet of Kysor Industrial Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kysor Industrial Corporation and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in the subsequent event note (Note 12), Kysor Industrial Corporation's common stock and preferred stock were acquired in March 1997 for an aggregate purchase price of approximately $309 million.


COOPERS & LYBRAND L.L.P.


Detroit, Michigan
February 3, 1997

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The pro forma consolidated financial statements included herein are presented to illustrate the estimated effects of the following transactions as if such transactions had occurred at the beginning of the period shown: (i) the acquisition of Kysor Industrial Corporation (Kysor), which at the time was comprised of the Commercial Products Group and the Transportation Products Group (Kysor Acquisition); (ii) the concurrent sale of substantially all of the assets of the Transportation Products Group to a subsidiary of Kuhlman Corporation; and (iii) the financing of the acquisition through an unsecured bank facility (Credit Facility).

     The Kysor Acquisition will be accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed will be recorded at their estimated fair values which are subject to further refinement, including obtaining final appraisals and other analyses, with appropriate recognition given to the effect of current interest rates and income taxes. The operations of Kysor from January 1, 1997 to the closing date of March 9, 1997, and final appraisals and other analyses could materially affect the final allocation of purchase price.

     The pro forma consolidated financial statements do not purport to represent the financial position or results of operations (i) that would have resulted if the transactions had been consummated on the date assumed, or (ii) the results of operations to be expected in the future. In addition to certain cost savings reflected in the pro forma consolidated income statement, management believes that certain additional cost savings and revenue enhancements may be realized following the Kysor Acquisition. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that actually will be realized.

     The unaudited pro forma consolidated financial statements are based on certain assumptions and adjustments described in the notes to pro forma consolidated financial statements and should be read in conjunction therewith.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                                  (Unaudited)
                                 (in thousands)


                                                           Year ended December 29, 1996
                                      ----------------------------------------------------------------------
                                         Scotsman           Kysor
                                          Actual         Actual (1)     Adjustments (2)           Pro Forma
                                      ---------------  ---------------  ---------------           ---------
Net sales                             $       356,373  $       245,062  $             -           $ 601,435
Cost of sales                                 257,942          185,253              592 (3)         443,787
                                      ---------------  ---------------  ---------------          ----------
 Gross profit                                  98,431           59,809             (592)            157,648
Selling and administrative expenses            58,135           35,157           (3,349)(4)          89,943
                                      ---------------  ---------------  ---------------          ----------
Income from operations                         40,296           24,652            2,757              67,705
Interest expense, net                           5,279              874           23,006 (5)          29,159
                                      ---------------  ---------------  ---------------          ----------
Income before income taxes                     35,017           23,778          (20,249)             38,546
Income taxes                                   16,449            8,650           (5,871)(6)          19,228
                                      ---------------  ---------------  ---------------          ----------
Net income                            $        18,568  $        15,128  $       (14,378)         $   19,318
Preferred stock dividends                         813              966             (966)(7)             813
                                      ---------------  ---------------  ---------------          ----------
Net income available to common
shareholders                          $        17,755  $        14,162  $       (13,412)          $  18,505
                                      ===============  ===============  ===============           =========

NOTES

(1) Results included for Kysor are those from continuing operations. The results of the discontinued Transportation Products Group are excluded.

(2) The allocation of the purchase price to assets acquired and liabilities assumed has been calculated on a preliminary basis. The final allocation will be completed within twelve months of the acquisition date once final appraisals and other analyses are completed. Such appraisals and analyses could materially affect the final allocation of purchase price.

(3) Represents the incremental increase in depreciation expense caused by the recording of property, plant and equipment of Kysor at fair value.

(4)  Represents the following adjustments:


(i)    Net  decrease in administrative expenses due to the              $(5,957)
       elimination of Kysor's world headquarters and the combining of four of Kysor's business units into two business units;
(ii)   Defined benefit plan adjustments. Due to the complexities         (1,979)
       associated with pension accounting, this benefit may not
       necessarily be a representative element of pension expense in the future;
(iii)  Net increase in the amortization of goodwill recorded from the     4,374
       purchase of Kysor by Scotsman; and
(iv)   Depreciation expense.                                                213
                                                                        -------
                                                                        $(3,349)
                                                                        =======

(5) Represents an increase in interest expense due to increased levels of borrowings under the Credit Facility to finance the acquisition of Kysor and refinance certain debt of Scotsman and Kysor.

(6) Represents the tax effect of the adjustments made as a result of the Kysor Acquisition, net of non-deductible goodwill.

(7) Represents the elimination of preferred stock dividends for Kysor due to the purchase of the outstanding preferred stock of Kysor in conjunction with the Kysor Acquisition.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (Unaudited)
                                 (in thousands)


                                                                                 Year ended December 29, 1996
                                                           -------------------------------------------------------------------------
                                                             Scotsman         Kysor
                                                              Actual          Actual       Adjustments (1)             Pro Forma
                                                           ----------    -----------       ---------------          -------------
                     ASSETS
                     ------
CURRENT ASSETS:
      Cash and temporary cash investments                  $ 16,501      $     8,354               -                $    24,855
      Trade accounts and notes receivable,                   58,734           34,654               -                     93,388
       net of allowances
      Inventories                                            52,530           26,900               -                     79,430
      Deferred income taxes                                   4,708            4,927          14,520(2)                  24,155
      Other current assets                                    5,101              928           1,560(3)                   7,589
                                                           --------      -----------       ---------                -----------
              Total current assets                          137,574           75,763          16,080                    229,417
PROPERTIES AND EQUIPMENT, net                                46,659           29,732           6,670(4)                  83,061
GOODWILL AND OTHER INTANGIBLES, net                          94,975            6,474         184,553(5)                 286,002
DEFERRED INCOME TAXES                                             -            4,667          14,598(6)                  19,265
OTHER NONCURRENT ASSETS                                       4,056           33,770           2,842(7)                  40,668
NET ASSETS OF DISCONTINUED OPERATIONS                             -           38,656         (38,656)(8)                      -
                                                           --------      -----------       ---------                -----------
                                                           $283,264      $   189,062       $ 186,087                $   658,413
                                                           ========      ===========       =========                ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
      Short-term debt and current maturities               $ 16,317       $     5,799       $  (5,799)  (9)      $     16,317
       of long-term debt and capitalized lease
       obligations
      Trade accounts payable                                 22,344            14,046               -                  36,390
      Accrued income taxes                                    6,302             1,812          18,000(10)              26,114
      Accrued expenses                                       33,290            16,928          18,922(11)              69,140
                                                           --------       -----------       ---------            ------------
                Total current liabilities                    78,253            38,585          31,123                 147,961
LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS             60,289            32,822         248,318(12)             341,429
DEFERRED INCOME TAXES                                         3,710                 -           3,695(6)                7,405
OTHER NONCURRENT LIABILITIES                                  9,300            14,247           6,359(13)              29,906
                                                           --------       -----------       ---------            ------------
                Total liabilities                           151,552            85,654         289,495                 526,701
SHAREHOLDERS' EQUITY:
      Preferred Stock                                             -             6,244          (6,244)(14)                  -
      Common stock                                            1,073             5,935          (5,935)(14)              1,073
      Additional paid in capital                             73,053             8,742          (8,742)(14)             73,053
      Retained earnings                                      62,036            82,343         (82,343)(14)             62,036
      Deferred compensation and                                (117)                -               -                    (117)
       unrecognized pension cost
      Note Receivable - common stock                              -            (1,047)          1,047 (14)                  -
      Foreign currency translation adjustments               (2,877)            1,191          (1,191)(14)             (2,877)
      Less: Common stock held in treasury                    (1,456)                -               -                  (1,456)
                                                           --------       -----------       ---------            ------------
                Total Shareholder's Equity                  131,712           103,408        (103,408)                131,712
                                                           --------       -----------       ---------            ------------
                                                           $283,264       $   189,062       $ 186,087            $    658,413
                                                           ========       ===========       =========            ============

NOTES
-----



(1) The allocation of the purchase price to assets acquired and liabilities assumed has been calculated on a preliminary basis. The final allocation will be completed within twelve months of the acquisition date once final appraisals and other analyses are completed. Such appraisals and analyses could materially affect the final allocation of purchase price.

(2) Represents the tax benefit derived from the exercise of stock options by former option holders of Kysor prior to the closing of the Kysor Acquisition.

(3) Represents the estimated settlement of final accounts between Kuhlman Corporation and Scotsman.

(4) The adjustment to record the net book value of Kysor's properties and equipment at their estimated fair values.

(5)  Adjustment to record goodwill and other intangible assets acquired.

(6) Represents the deferred tax effect of purchase accounting and financing transactions.

(7)  Represents the following adjustments:


(i)    Defined benefit plan adjustments;                                        $ 3,629
(ii)   Estimated costs of the Credit Facility; and                                5,000
(iii)  Monetization of cash surrender value of certain life insurance policies
       held by Kysor.                                                            (5,787)
                                                                                -------
                                                                                $ 2,842
                                                                                =======

(8) Represents the net assets of the Transportation Products Group of Kysor. Pre-tax proceeds of $86 million were used to reduce borrowings under the Credit Facility.

(9) Scotsman retired the short-term debt of Kysor assumed by Scotsman through utilization of the Credit Facility and refinanced a portion of its short-term debt outstanding at December 29, 1996 through utilization of the Credit Facility.

(10) Represents the estimated tax payment on the gain associated with the sale of the Transportation Products Group of Kysor.

NOTES




(11) Represents the following adjustments:

(i)    The estimated costs of closing Kysor facilities; $ 2,359
(ii)   Severance and other employee benefits payable
       to employees of Kysor; and                        13,267
(iii)  Acquisition costs                                  3,296
                                                        -------
                                                        $18,922
                                                        =======

(12) Net increase in Credit Facility. Also, in conjunction with the transaction, Scotsman refinanced approximately $45 million of its long-term debt outstanding as of December 29, 1996, through utilization of the Credit Facility. In addition, Scotsman refinanced the long-term debt of Kysor through utilization of the Credit Facility.

(13) Represents the following adjustments:

(i)    Severance and other employee benefits payable;    $4,297
(ii)   Defined benefit plan adjustments; and              1,367
(iii)  Other                                                695
                                                        -------
                                                         $6,359
                                                        =======

(14) Represents the elimination of Kysor equity resulting from the Kysor Acquisition.

                                   SIGNATURE

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to its Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                                             SCOTSMAN INDUSTRIES, INC.
                                             (Registrant)


Date: May 22, 1997                           By: /s/ Donald D. Holmes
                                                -------------------------------
                                                     Donald D. Holmes
                                                     Vice President-Finance

                                 EXHIBIT INDEX

Exhibit No.

2.1 Agreement and Plan of Merger, dated as of February 2, 1997, among Scotsman, Purchaser and Kysor (incorporated by reference from Exhibit (c)(1) to the Schedule 14D-1).

2.2 First Amendment to Agreement and Plan of Merger, dated as of March 7, 1997, among Scotsman, Purchaser and Kysor (previously filed as an Exhibit to this Form 8-K).

23               Consent of Coopers & Lybrand L.L.P.

99 Press Release of Scotsman, dated March 10, 1997 (incorporated by reference from Exhibit (a)(15) to Amendment No. 5 to the
                 Schedule 14D-1, filed by Scotsman with the SEC on March 10,
                 1997).